U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Wagman, Brent
   16675 Addison Road, Suite 300
   Dallas, TX USA 75248
2. Date of Event Requiring Statement (Month/Day/Year)
   4/10/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Lyric Energy, Inc. n/a
Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  (x) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Chairman of the Board of Dir.
If Amendment, Date of Original (Month/Year)

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 Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock, $.01 par value               |203041517             |I               | [1]                                           |
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 Table II -- Derivative Securities Beneficially Owned                                                                              |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Explanation of Responses:
1. Natural Gas Technologies, Inc., ("NGT") owns the 203,041,517 shares reported hereby. Mr. Wagman is chief executive officer, a director and a significant shareholder of NGT and may be deemed the beneficial owner of said shares.


SIGNATURE OF REPORTING PERSON

DATE